Exhibit 7.1

M&K CPAS PLLC

September 21, 2010

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: The Tirex Corporation

We agree with the Company’s statements regarding our discovery and immediate reporting of what we believe to be errors in previously issued financial statements. We recommended that management immediately file an 8-K/A warning investors to no longer rely on previously issued financial statements for the periods addressed in this Form 8-K/A. We are in agreement with management’s intentions regarding the restatements discussed in this Form 8-K/A.

/S/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas